Exhibit 10.12

Bridge Loan and Financing Agreement

This Bridge Financing Agreement (the “Agreement”) is related to funding provided by Pope Asset, Ancora Greater China Fund, LP and MMH Group LLC. (collectively, “Investors”) that will be utilized to complete the pre-reverse merger activities for Korea Jinduren International Fashion Co. Ltd. (“vLov”), a Chinese company based at No. 1 Building, West Xiangjiang Road, Shishi City, Fujian Province, China which designs, manufactures, markets and sells branded contemporary fashion clothing and accessories to the 15-34 age group (30% of the PRC Population) through 650 points of sale which are located at retail and  department stores throughout the PRC. vLov shall proceed through the process of reverse merger (“RTO”) to be listed as a public company in the United States and to close a financing at the same time in the minimum amount of $6,000,000 (the “Financing;” collectively with the RTO, referred to herein as the “APO”).

A.  Parties to this Agreement:
(1)
Investors will provide a bridge loan of US$550,000 towards covering the costs for pre-auditing, U.S. auditing, China legal, US legal and other necessary professional fees for vLov to complete the reverse merger process to obtain public status in the US.

(2)
The investors and their affiliates, have experience and knowledge in the reverse merger process.  The Company’s advisors shall manage, the entire process including but not limited to, auditing, legal, roadshow coordination, etc. necessary for vLov to become a public company in the U.S.  Investors will provide, but are not obligated to provide assistance in this process.

B.  Obligations:
(1)	Investors shall provide a bridge Loan of US$550,000 to be held in an escrow established by the Company’s US legal firm, Richardson Patel (“Richardson Patel LLP”) to cover the following:

(a)	Engagement and payment through escrow to a Chinese accounting and legal firm, to perform the required pre-audit and the legal due diligence, setting up the off-shore structure, etc. for vLov.
(b)	Engagement of and payment through escrow to a U.S. auditing firm (“Moore Stephens”) and Richardson Patel, which are necessary to complete an SEC-approved audit and the required reverse merger of vLov.
(c)
Investors will have the right of first refusal to provide the capital for the Financing. The specifics of the Financing proposal by the Investors will be clearly delineated in a separate Letter of Intent or Term Sheet which will be presented to the Company; provided, however, that the minimum pre-money valuation for the Financing is US$52.5M (based on  7X 2007 Net Profits of US$7.5M).

(d)	The investors shall provide a public shell company quoted on the OTC Bulletin Board suitable for the RTO that is acceptable to the vLov.
(e)
Any extra payments beyond $550,000 that are deemed necessary to complete the reverse merger process for vLov, not including any cash component necessary to acquire the shell, will be negotiated in good faith with vLov directly and payment for such services being made at the time the RTO/Funding is completed and as a portion for a use of proceeds.

(2)	The Company’s Financial Advisor/Consultant and the Company (where necessitated) shall provide the following:
(a)	Assisting and managing the process so Investors can complete further due diligence of vLov.
(b)
Engagement with Richardson Patel LLP to set up the escrow account and manage the payment from the escrow account to various professionals engaged to perform the necessary services required for the reverse merger.

(c)	Coordinating between Investors, consultants and vLov, in addition to investment bankers (only if necessary), to ensure a smooth completion of the reverse merger and funding process for vLov.

C.  Terms:
Commitment. Within seven (7) business days after all parties execute this Agreement, Investors, on a prorata basis, shall transfer US$250,000 of the required $550,000 to an escrow account established by Richardson Patel LLP specifically for the use of payment to designated service providers and consultants for vLov, as set forth on Schedule A, attached hereto. Once the formal agreements between Richardson Patel and Moore Stephens have been established and provided for review, the Investors will contribute the additional $300,000 on a prorate basis, by wire no less than five (5) business days to the escrow account.

(1)
Repayment of Bridge Loan and Entitlement of Pubco shares.  The parties agree that VLOV shall have no obligation to repay the Bridge Loan prior to October 1, 2009, provided that VLOV shall be obligated to repay the Bridge Loan in full on or after October 1, 2009 when the initial private (or public) placement is completed. The Investors shall also receive stock of Pubco (as defined below) upon the closing of the APO equal to 1.0% of the total shares of common stock outstanding after the RTO, but before the Financing, on a prorata basis per the ownership percentages in Schedule A attached hereto.  These shares issued to the Investors, or its nominees, shall be initially restricted 144 shares.  After the completion of the Financing, vLov agrees to register these shares in the registration statement to be filed under the same terms as in the Financing Agreement. This agreement does not expire until the shares are issued and the loan of $550,000 is returned to the Investors, at which time all the obligations from both parties pursuant to this Agreement shall be considered fulfilled.

(2)
Provision of Shell.  The Investors shall provide a qualified merger candidate that is a US public company quoted on the OTC Bulletin Board (“Pubco”).  The total consideration paid by vLov for Pubco will be 4.0% of the total outstanding common shares of Pubco at the time of the RTO (but before the issuance of stock to investors in the Financing).  No other cash consideration shall be paid by vLov for Pubco.  For avoidance of doubt, the 4.0% of the total outstanding common shares of Pubco provided to the Investors shall be proportioned to each Investor based upon the amount of funds contributed by each Investor to obtain, acquire, etc. the Pubco divided by total cost of Pubco.  Additionally, each Investor has the right, but not the obligation, to contribute their prorate share of the Pubco cost based upon the ownership percentages outlined in Schedule B.

(3)
Entire contribution.  US$550,000 is the entire contribution obligation of the Investors, excluding any monies that the investors might pay to acquire the public shell company. There shall be no additional contribution from, nor refund to Investors regardless of the actual cost situation.

(4)
Failure. In case the reverse merger process is aborted at any time by the vLov side after consummating this agreement, vLov shall refund all the costs spent up to the time of termination back to the Investors and the balance of the monies in the Escrow will also be forwarded back to the Investors. In addition, any failure of the reverse merger process directly related to changes in the overall Chinese law or regulations, the Company agrees to reimburse the investors for the money spent through that point, including all monies remaining in escrow.  In both cases, no equity of any kind shall be granted to the Investors and Investors shall have no obligation of any kind to vLov.

(5)
Put Option. In the event that the Chinese Government (or any agency) proceeds with an action against or challenges specifically the vLov merger (not including an overall blanket ruling) that adversely affects this proposed transaction and vLov cannot cure such governmental action or otherwise address the material adverse effect to the reasonable satisfaction of the Investors, vLov shall promptly pay to the Investors, an amount equal to the monies loaned up to that point, including any monies left in escrow. Additionally, if the auditor or legal counsel resigned due to a dispute with vLov and another firm can not be retained due to Company’s shortcomings, Investors would be paid back all money loaned up to that point.

(6)
Make Whole. To the extent that vLov’s audited 2007 Net Income falls below $7.0 million US, Investors’ equity position (on a pro-rata basis) at the time of the share exchange will be adjusted proportionately to reflect such shortfall.  The Investors’ equity interest is to be adjusted upward by the product of the formula: ($7.0 million/ Audited 2007 Net Income) x current Investor ownership percentage (1.0%).  For avoidance of doubt, if the Company’s audited 2007 Net Income was $5 million, the Investment Group’s equity position (1.0%) in the Pubco referenced above would be increased by 40% to 1.40% on a pro-rata basis. Additionally, if the audited 2007 net income for vLov were to be less than $3.5 million, the investors would at their option be able to recover all monies loaned to date, including money in escrow and terminate this bridge agreement.

(7)
Indemnification and Confidentiality. The parties shall provide standard indemnification and defense for claims arising on the reverse merger and on the resulting Pubco. All parties agree to abide by the standard confidentiality terms. No portion of this Agreement, nor any info on vLov, Pubco or any project related information shall be disclosed to any third party.

(8)	Entire Agreement. This Agreement, the Promissory Note and the Escrow Agreement constitutes the entire agreement of the parties on the bridge financing portion of the transations contemplated hereby.

(9)
Participation Right. In the event the APO closes, for a period of Twelve (12) months following the execution of this agreement following the closing of the APO, vLov agrees to give Investors, and their nominees or affiliates, the right to participate on any type of debt or equity securities issued or proposed to be issued by Pubco  (“Future  Securities”) in the same amount as such Investor invested in the Financing (if any).  The Investors and their nominees or affiliates, will have the right, but not the obligation, to participate and invest up to the same about such Investor invested in the Financing (if any).  This right to participate shall survive any termination of this Agreement or repayment of the monies invested by the Investors pursuant hereto for the full 12 month term.

(6)
Execution of Agreement.  The parties may execute this Agreement individually or in combination, in one or more counterparts, each of which shall be an original and all of which will constitute one and the same agreement.  The parties hereby agree that an executed facsimile copy of this Agreement may be transmitted to either party and be deemed an original for purposes hereof.

(7)
Lock-Up Agreement. Shares owned by senior management, their relatives, and affiliates will be locked-up until twelve (12) months after the registration statement associated with this transaction and the RTO is declared effective.

(8)	Governing Law. This agreement will be government under a binding arbitration agreement with the State of New York, United States of America.

(9)
Additional Actions. vLov and the Investors agree that the closing of the RTO will have to be concurrent with the closing of the Financing accepted by both vLov and Investors and or other funding sources. vLov and the Investors also agree that it will be necessary and appropriate to enter into other documents to set forth the terms of the various steps of the RTO as contemplated by this Agreement, including but not limited to, (i) a share exchange agreement with the public shell; and (ii) a registration rights agreement; and (iii) a securities purchase agreement, and the parties covenant and agree to negotiate in good faith such additional agreements to contain terms and provisions customary in transactions of such nature, and upon agreement in good faith of such terms, to execute and deliver such additional agreements.  vLov agrees to retain Hayden Communications International, Inc. to provide Investor Relations and consulting services for the company under a one year agreement just prior to the completing of the RTO.

(10)	Signatory. Mr. Qing Qing Wu, Chairman, and as a majority shareholder, has full authority and board approval to enter into this binding agreement.

Agreed to and approved by:

Pope Asset Management, LLC, Manager of
Pope Investments II LLC

By: /s/ William P. Wells_________________________   June 11, 2008
William P. Wells, Managing Member

Ancora Greater China Fund, LP (Ancora)

By: /s/ John Micklitsch__________________________   June 11, 2008
John Micklitsch, Managing Member

MMH Group, LLC

By: /s/ Matthew Hayden_________________________   June 11, 2008
Matthew Hayden, President

Korea Jinduren International Fashion Co. Ltd. (vLov)

By: /s/ Qing Qing Wu___________________________   June 11, 2008
Qing Qing Wu, Chairman
Jinduren International Fashion Co. Ltd